Exhibit 99.1

PropTech Acquisition Corporation to Combine with Porch.com, Bringing a Leading Vertical Software and Services Platform for the Home to the Public Market

- Transaction to Publicly List Porch, a High-Growth Home Services Platform Providing Integrated Software to Home Inspectors and Moving Companies in Exchange for Unique Early Access to High-Value Homebuyers -

- Estimated Post-Transaction Enterprise Value of $523 Million with up to an Additional $205 Million in Net Cash1 to Fund Growth -

- Transaction Includes a $150 Million Fully Committed Common Stock Private Investment at $10 Per Share Led by Wellington Management Company, LLP -

- Porch Management, Employees and Existing Shareholders Will Roll 92% of Their Existing Equity Holdings into Equity of the
Combined Company -

NEW YORK, NY and SEATTLE, WA, July 31, 2020 – PropTech Acquisition Corporation (NASDAQ: PTAC) (“PropTech” or “PTAC”), a special purpose acquisition company targeting businesses in the real estate technology industry, and Porch.com, Inc. (“Porch” or “the company”), a leading software and services platform for the home inspection and home service industries, have entered into a definitive agreement which would result in Porch becoming a publicly listed company.

Upon closing of the transaction, PropTech will be renamed Porch.com, Inc. and is expected to remain listed on the Nasdaq Capital Market under the new ticker symbol “PRCH.”

Porch is a unique home services platform that provides industry-leading ERP and CRM software to 11,000 inspection, moving and adjacent home services companies, gaining access to a proprietary and recurring sales funnel which includes a majority of homebuyers in the U.S. annually. The company’s innovative business-to-business-to-consumer (B2B2C) pricing model provides a cost-free alternative for software users and consumers while creating an expansive revenue opportunity for Porch, leveraging established monetization channels including insurance, moving, TV/internet, security, home repair and improvement, and more.

Porch delivers software and services through several wholly-owned brands, including Inspection Support Network (ISN), Elite Insurance Group, HireAHelper and Porch.com. In 2019, Porch processed approximately $2.2 billion of gross services volumes through its platform.2

[1]	Assumes no redemptions of PropTech’s public stockholders.
[2]	Represents the total estimated completed service volume (or gross merchandise volume (GMV)) from home services processed through or originating from the Porch platform.

Porch Investment Highlights

•	Access to Valuable Demand: Approximately 65% of all U.S. homebuyers are processed through Porch’s platform via its integrated software users.[3] Approximately 27%[4] of all U.S. homebuyers are introduced to Porch’s “Moving Concierge” six weeks prior to their move when most major purchasing decisions are made, providing Porch a distinct advantage in engaging with these high-value consumers.

•	Defensible Moat Provides Sustainable Advantage: The early access provided by Porch’s software platform allows it to deliver services efficiently across the lifetime of the home, from pre-move and move-in, to maintenance and improvement.

•	Large Addressable Market: Porch competes in a total U.S. addressable market estimated at more than $220 billion. As the company pursues other opportunities in the home services market, including expanding into other home services verticals, Porch’s potential addressable market will continue to grow.

•	Rapid Expected Revenue Growth: Pro forma 2018 revenue (excluding certain divested businesses) was $36 million and is projected to be $120 million in 2021, a 49% compounded annual growth rate.

•	Strong Unit Economics: Porch has innovated with a differentiated software pricing model, moving from traditional software-as-a-service (SaaS) fees to monetizing access to consumers provided by the platform, driving significantly more value than the traditional SaaS pricing model.

•	Attractive Margin Profile: Strong unit economics are driving high margins. Projected 2020 gross margin is expected to be 78% and Porch management anticipates being profitable on an adjusted EBITDA basis in 2021.

“Porch aligns well with the objectives laid out in our property technology investment thesis,” said Tom Hennessy, chairman, co-CEO and president of PropTech. “It brings significant innovation to the residential real estate industry by delivering critical home services in a scalable, software-based platform. Porch’s early access to millions of homebuyers through its 11,000 contracted companies brings to the public market an established company with a track record of significant revenue growth. Porch’s massive addressable market and software platform are well-positioned to deliver high gross margin, attractive unit economics and a well-defined path to achieve profitability in 2021. We are partnering with a world-class leadership team that shares our vision.”

Matt Ehrlichman, CEO and founder of Porch, commented: “Porch’s mission is to partner with home service companies and, together, delight the homeowner from move to improve and everything in between. Merging with PropTech and becoming a public company is the right next step in our growth phase and a key milestone for our company. A public listing will enhance our ability to scale more quickly and continue to innovate. We look forward to partnering with PropTech in a transaction that provides an efficient, accelerated and proven path for a successful public listing on NASDAQ.”

[3]	U.S. homebuyer data sourced from U.S. Census Bureau and National Association of Realtors (for the August 2019-January 2020 period).
[4]	Based on percentage of U.S. homebuyers during August 2019-January 2020 period with respect to which Porch had call and marketing rights.

Transaction Terms & Financing

The combined company will have an estimated post-transaction enterprise value of $523 million, consisting of an estimated equity value of $728 million and $205 million in cash and no debt, assuming no redemptions of PropTech public stockholders. Cash proceeds raised will consist of PropTech’s approximately $174 million of cash in trust (before redemptions) and an additional $150 million private investment at $10.00 per share.

The net proceeds raised from the transaction will be used to support Porch’s working capital, pay down debt and fund expansion through acquisitions. Porch’s growth strategy is expected to generate estimated revenue and adjusted EBITDA of $120 million and $7 million, respectively, in 2021, exclusive of any accretive benefits from M&A activity made possible by this transaction.

Current Porch management, employees and existing shareholders will roll 92% of their existing equity holdings into equity of the combined company. The business combination has been unanimously approved by the boards of directors of both Porch and PropTech. The business combination is expected to close in the fourth quarter of 2020, subject to regulatory and stockholder approvals, and other customary closing conditions.

For a summary of the material terms of the proposed transaction, as well as a supplemental investor presentation, please see the Current Report on Form 8-K filed today with the U.S. Securities and Exchange Commission (the “SEC”). Additional information about the proposed transaction will be described in PropTech’s registration statement relating to the merger, which it will file with the SEC.

Advisors

Financial Technology Partners and FTP Securities (FT Partners) is serving as exclusive strategic and financial advisor and Sidley Austin LLP is acting as legal advisor to Porch. Cantor Fitzgerald & Co. is acting as sole placement agent to PropTech. Cantor Fitzgerald & Co. and Northland Securities, Inc. are acting as capital markets advisors and Kirkland & Ellis LLP is acting as legal advisor to PropTech. Gateway Group is acting as investor relations and public relations to both PropTech and Porch. DLA Piper LLP (US) is acting as placement agent counsel.

Conference Call & Webcast Information

PropTech and Porch management will host a conference call and webcast to discuss the proposed transaction today, July 31, at 9:00 a.m. Eastern time. The webcast will be accompanied by a detailed investor presentation.

Date: Friday, July 31, 2020

Time: 9:00 a.m. Eastern time

Toll-free dial-in number: (833) 519-1293

International dial-in number: (914) 800-3864

Conference ID: 6352859

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via PropTech’s website at proptechacquisition.com.

A telephonic replay of the conference call will be available below after 12:00 noon Eastern time today through August 7, 2020.

Toll-free replay number: (855) 859-2056

International replay number: (404) 537-3406

Replay ID: 6352859

About PropTech Acquisition Corporation

PropTech Acquisition Corporation is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information, visit proptechacquisition.com.

About Porch.com

Seattle-based Porch, the vertical software platform for the home, provides software and services to more than 11,000 home services companies such as home inspectors, moving companies, real estate agencies, utility companies, and warranty companies. Through these relationships and its multiple brands, Porch provides a moving concierge service to homebuyers, helping them save time and make better decisions on critical services, including insurance, moving, security, TV/internet, home repair and improvement, and more. To learn more about Porch, visit porchcorp.com.

Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or PTAC’s or Porch’s future financial or operating performance. For example, projections of future revenue and adjusted EBITDA and other metrics are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “or“ or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by PTAC and its management, and Porch and its management, as the case may be, are inherently uncertain Factors that may cause actual results to differ materially from current expectations include, but are not limited to: 1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive merger agreement with respect to the business combination; 2) the outcome of any legal proceedings that may be instituted against PTAC, the combined company or others following the announcement of the business combination and any definitive agreements with respect thereto; 3) the inability to complete the business combination due to the failure to obtain approval of the shareholders of PTAC, to obtain financing to complete the business combination or to satisfy other conditions to closing; 4) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination; 5) the ability to meet the Nasdaq’s listing standards following the consummation of the business combination; 6) the risk that the business combination disrupts current plans and operations of Porch as a result of the announcement and consummation of the business combination; 7) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; 8) costs related to the business combination; 9) changes in applicable laws or regulations; 10) the possibility that Porch or the combined company may be adversely affected by other economic, business and/or competitive factors; 11) Porch’s estimates of its financial performance; and 12) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in PTAC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the section entitled “Risk Factors” in PTAC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither PTAC nor Porch undertakes any duty to update these forward-looking statements, except as otherwise required by law.

Non-GAAP Financial Measures

The financial information and data contained in this press release is unaudited and does not conform to Regulation S-X. Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in, any proxy statement prospectus or registration statement to be filed by PTAC with the SEC. The “pro forma” financial data included herein has not been prepared in accordance with Article 11 of the SEC’s Regulation S-X, is presented for informational purposes only and may differ materially from the Regulation S-X compliant unaudited pro forma financial statements of Porch to be included in PTAC’s proxy statement/prospectus in connection with the proposed business combination (when available). In addition, all historical financial information included herein is preliminary and subject to change pending finalization of the audits of Porch as of and for the years ended December 31, 2019 and 2018 in accordance with PCAOB auditing standards.

Some of the financial information and data contained in this press release, such as adjusted EBITDA and pro forma revenue, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Porch defines adjusted EBITDA as net income (loss) plus interest expense, net, income tax expense (benefit), other expense, net, and depreciation and amortization, certain non-cash long-lived asset impairment charges, stock-based compensation expense and acquisition compensation and transaction expenses. Pro forma revenue represents revenue, as adjusted to exclude the revenue contribution from certain Porch businesses divested during 2019 and the first half of 2020, after giving effect to all such divestitures as if they had occurred on January 1, 2018. See the appendix to PTAC’s investor presentation furnished on a Current Report on Form 8-K filed with the SEC today for a reconciliation of such measures to the most comparable GAAP measures.

Porch uses these non-GAAP measures to compare Porch’s performance to that of prior periods for budgeting and planning purposes. PTAC and Porch believe these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Porch’s results of operations PTAC and Porch believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends in and in comparing Porch’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Porch’s method of determining these non-GAAP financial measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies, and Porch does not recommend the sole use of these non-GAAP measures to assess its financial performance. You should review Porch’s financial statements, which will be included in PTAC’s proxy statement/prospectus in connection with the proposed business combination (when available), and not rely on any single financial measure to evaluate Porch’s business.

Use of Projections

This press release contains financial forecasts of Porch, namely Porch’s projected revenue and adjusted EBITDA for 2020-2021. Neither Porch’s independent auditors, nor the independent registered public accounting firm of PTAC, audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this press release, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this press release. These projections should not be relied upon as being necessarily indicative of future results. The projected financial information contained in this press release constitutes forward-looking information. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. See “Forward-Looking Statements” above. Actual results may differ materially from the results contemplated by the projected financial information contained in this press release, and the inclusion of such information in this press release should not be regarded as a representation by any person that the results reflected in such projections will be achieved.

Additional Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, PTAC intends to file with the SEC a registration statement on Form S-4 containing a preliminary proxy statement and a preliminary prospectus of PTAC, and after the registration statement is declared effective, PTAC will mail a definitive proxy statement/prospectus relating to the proposed business combination to its shareholders. This press release does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. PTAC’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the proposed business combination, as these materials will contain important information about Porch, PTAC and the proposed business combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combination will be mailed to shareholders of PTAC as of a record date to be established for voting on the proposed business combination. Such shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to PropTech Acquisition Corporation, 6060 Center Drive, Floor 10, Los Angeles, California 90045.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Participants in the Solicitation

PTAC and its directors and executive officers may be deemed participants in the solicitation of proxies from PTAC’s shareholders with respect to the proposed business combination. A list of the names of those directors and executive officers and a description of their interests in PTAC is contained in PTAC’s annual report on Form 10 K for the fiscal year ended December 31, 2019, which was filed with the SEC and is available free of charge at the SEC’s website at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement/prospectus for the proposed business combination when available.

Porch and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of PTAC in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement/prospectus for the proposed business combination when available.

Investor Relations Contact:

Gateway Investor Relations

Cody Slach, Matt Glover

(949) 574-3860

PTAC@gatewayir.com

PropTech Contact:

contact@proptechacquisition.com